Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-204487) pertaining to the Pieris Pharmaceuticals, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan,

(2)
Registration Statement (Form S-8 No. 333-209308) pertaining to the Pieris Pharmaceuticals, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan Inducement Stock Option Award for Louis Matis, M.D.,

(3)	Registration Statement (Form S-8 No. 333-213771) pertaining to the Pieris Pharmaceuticals, Inc. 2016 Employee, Director and Consultant Equity Incentive Plan,

(4)	Registration Statement (Form S-3 No. 333-211844),

(5)	Registration Statement (Form S-3 No. 333-212439),

(6)	Registration Statement (Post-Effective Amendment to FORM S-1 ON FORM S-3 No. 333-202123), and

(7)
Registration Statement (Form S-8 No. 333-221497) pertaining to the Pieris Pharmaceuticals, Inc. 2016 Employee, Director and Consultant Equity Incentive Plan Inducement Stock Option Awards for Claude Knopf, Allan Reine, M.D, and Ingmar Bruns, M.D., Ph.D

(8)	Registration Statement (Form S-3 333-226725)

(9)	Registration Statement (Form S-8 333-226733) pertaining to the 2018 Employee, Director and Consultant Equity Incentive Plan of Pieris Pharmaceuticals, Inc., and

(10)	Registration Statement (Form S-8 333-226735) pertaining to the 2018 Employee Stock Purchase Plan of Pieris Pharmaceuticals, Inc.

of our report dated March 18, 2019, with respect to the consolidated financial statements of Pieris Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Pieris Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 18, 2019